Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

John.Mills@icrinc.com

eDiets.com® Appoints Thomas Connerty President and CEO

Kevin McGrath Steps Down

FORT LAUDERDALE, FL, February 16, 2012 – eDiets.com, Inc. (OTCBB: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that Thomas Connerty, a member of the Board of Directors since April 2011, will assume the position of President and Chief Executive Officer. The Company also announced the resignation of President and Chief Executive Officer Kevin McGrath, effective immediately. Mr. McGrath will continue to serve as an advisor to the Company until March 1, 2012, to assist with transition matters.

“On behalf of the Board of Directors, we want to thank Kevin for his contributions to eDiets,” said Kevin Richardson, the Company’s Chairman. “For the past three years, Kevin has led the Company through an unusually challenging environment, and we wish him well in his future endeavors.”

Mr. Richardson continued, “We are fortunate to have a qualified and experienced successor within our Board. Tom brings a deep background in the health and wellness industry and direct response marketing and we look forward to working with him in his new role.”

Mr. Connerty (49) has over 25 years of expertise in direct response marketing with leading consumer branded companies. He formerly held a number of senior positions with NutriSystem, Inc, including Chief Marketing Officer from November 2004 to May 2008, Executive Vice President from April 2005 to May 2008 and Executive Vice President of Program Development from July 2006 to May 2008. From 1999 to 2004, Mr. Connerty served as Vice President of Marketing at the Nautilus Group, where he played a key role in building the Bowflex division into one of the most profitable and recognizable names in the direct response home fitness market. Prior to Nautilus, Mr. Connerty served as the Vice President of Broadcast for the Home Shopping Network.

Tom Connerty said, “I look forward to working with our team to address the challenges ahead and profitably grow the business. eDiets offers consumers safe and cost effective solutions to achieve their weight loss goals, and I am excited to lead the Company as we expand our reach and maximize brand potential. Both the Board and our entire management team are committed to significantly enhancing the value of eDiets for all our stakeholders.”

“My time at eDiets has been challenging, yet rewarding,” said Kevin McGrath. “We have significantly improved the cost structure and focus of all aspects of the business. The last piece of the equation is to continue to ramp sales for meal delivery. I can think of no one with more relevant skills in this regard than my successor, Tom Connerty. I wish him all the success in the world.”

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The Company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks, uncertainties and assumptions. Readers are cautioned that certain important factors may have affected and could in the future affect its actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include risks and uncertainties related to market conditions, the Company’s ability to secure additional sources of funding, and those risk factors set forth in filings with the SEC, including the Company’s annual report on Form 10-K filed with the Commission on March 31, 2011. These risks are not exhaustive and may not include factors that could adversely impact eDiets’ business and financial performance. Moreover, eDiets operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for eDiets’ management to predict all risk factors, nor can eDiets assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although eDiets believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither eDiets nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. eDiets does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations.

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